Exhibit 10.1

HYCROFT MINING HOLDING CORPORATION

8181 E. Tufts Ave., Suite 510

Denver, CO 80237

September 8, 2020

Via E-Mail

Stephen M. Jones

65 Royal Ann Drive
Greenwood Village, CO 80111

Re:         Transition and Succession Agreement

Dear Steve:

This Transition and Succession Agreement (the “Agreement”) will confirm our mutual understanding and agreements regarding your assistance in facilitating a successful transition to a new President and Chief Executive Officer of Hycroft Mining Holding Corporation (“HYMC” and together with its consolidated subsidiary entities, the “Company”). Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Employment Agreement dated as of March 15, 2019 between you and Hycroft Mining Corporation (the “Employment Agreement”), which agreement was assigned to and assumed by the Company effective as of the closing of the business combination between HYMC, Autar Gold Corporation (f/k/a MUDS Acquisition Sub, Inc.) and Hycroft Mining Corporation.

In order to effectuate a smooth transition and succession to a new President and Chief Executive Officer and the separation of your employment by the Company, for good and valuable consideration, the sufficiency of which is hereby agreed to and acknowledged, you, and the Company hereby agree as follows:

1.            Transition Period and Termination of Employment and Board Membership.

(a)            Pursuant to the mutual agreement of you and the Company, (i) effective as of the date of this Agreement, you hereby resign from your office as interim President and Chief Executive Officer and while you shall remain an employee of the Company, you shall no longer be an executive officer of the Company; and (ii) you hereby agree to continue to remain as an employee of the Company through November 30, 2020 (the “Transition Period”) and to resign and your employment by the Company shall be deemed to be terminated effective as of November 30, 2020 (the “Termination Date”). As of the Termination Date, your resignation shall be accepted and you will be deemed to have ceased employment with and to no longer hold any positions as an officer with any of the Company, including without limitation, HYMC and all of its direct and indirect subsidiaries, or as a director, member or manager of any of HYMC and its subsidiary entities.

(b)            You hereby resign your position as a member or manager of all subsidiary entities as of the date of this Agreement.

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(c)            In order to facilitate the continued transition to your successor as President and Chief Executive Officer, you agree that commencing on December 1, 2020 and continuing for a period of six (6) months following the Termination Date (the “Consulting Period”) to provide consulting, transition assistance and advice upon the reasonable request of the Board of Directors or the Chief Executive Officer of HYMC, as described in more detail in Section 4(c) below; provided, however, that subject to the terms of the Consulting Agreement (as hereinafter defined), such transition assistance and advice shall be subject to your consent.

2.            Final Compensation. As soon as administratively practicable after the Termination Date, the Company shall pay you all accrued but unpaid wages, any earned but unused vacation days, subject to standard payroll deductions and withholdings, and any previously unreimbursed business expenses incurred on behalf of the Company, subject to the presentation of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices. Any personal advances due made to you by the Company that are not related to previously unreimbursed business expenses will be deducted from the cash amounts otherwise due to you hereunder.

3.            Full Payment. You hereby acknowledge that the payments and arrangements set forth in this Agreement, if timely paid and performed in accordance with this Agreement, constitute full and complete satisfaction of any and all amounts properly due and owing to you as a result of your employment with the Company and the termination thereof; provided, however, that nothing herein shall adversely affect or modify your vested rights to payments under any qualified or non-qualified benefit plans of the Company in which you were a participant.

4.            Salary Continuation Payments and Compensation Arrangements.

(a)            Salary Continuation Payments. Following your resignation and termination of your employment by the Company, as of the Termination Date, you shall receive salary continuation payments, based upon your annual salary of $425,000 as of the Termination Date, payable for a period of 24 months, payable in cash in bi-weekly installments (“Salary Continuation Payments”), except as set forth below, pursuant to and subject to the conditions set forth in the Employment Agreement and subject to your performance of your obligations pursuant to this Agreement, including, without limitation, under Section 12 hereof; provided, however, that such Salary Continuation Payments will not commence until after the expiration of the Revocation Period (as defined below); and provided, further, that at such time when the installments remaining to be paid do not fall within the “short term deferral” or “involuntary separation pay” exclusion from Section 409A set forth in Section 9 of the Employment Agreement, the remaining installments shall be paid in accordance with the schedule provided in the Employment Agreement.

(b)            Consulting Arrangements.

(i)            You agree that following the termination of your employment, you shall enter into the form of consulting agreement (the “Consulting Agreement”) attached as Exhibit A hereto, effective upon the expiration of the revocation periods set forth in Section 10 hereof without revocation, and commencing on December 1, 2020 to provide consulting services on a consulting basis to the Company as may reasonably be requested of you by the Board of Directors or the Chief Executive Officer of HYMC (collectively, the “Consulting Services”). You shall be compensated for the provision of Consulting Services at a rate of $25,000 per month regardless of whether any request for the provision of Consulting Services is made to you during each month of the Consulting Period. You understand and agree that, while performing Consulting Services for the Company after the Termination Date, you will not be eligible to participate in or accrue benefits under any of the Company’s benefit plans for which status as an employee is a condition of such participation or accrual. Except as provided in Section 6 hereof, to the extent that you may be deemed eligible to participate in any benefit plan of the Company, you hereby waive your participation.

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(ii)            Independent Contractor Status. You hereby acknowledge and agree that, during the Consulting Period, you will be deemed to be an independent contractor of the Company. From and after the Termination Date, you shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. The Company will not make deductions for taxes for any consulting fees payable pursuant to Section 4(c)(i), and any personal income and self-employment taxes for such fees shall be your sole responsibility. You hereby agree to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by you to make required personal income and self-employment tax payments with respect to such consulting fees.

(iii)            Reimbursement of Business-Related Expenses. Subject to prior approval and authorization, the Company will reimburse you for all reasonable and necessary out-of-pocket expenses for travel, lodging, meals, or any other similar expenses incurred by you at the request of the Company and in connection with the performance of the Consulting Services hereunder upon receipt of documentation therefor in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.

(c)            Termination of Salary Continuation Payments. If you recommence work with the Company as an employee (but not as a consultant pursuant to Section 4(c) hereof) before all Salary Continuation Payments have been made to you or are determined to be in breach of any of your obligations under this Agreement, such payments will stop as of the effective date of commencement of such work.

(d)            Unemployment Compensation. While you may not be precluded from applying for and receiving unemployment compensation benefits, if you do receive any such benefits for the same weeks for which you are receiving Salary Continuation Payments, any amounts you receive in unemployment compensation will be deducted from the Salary Continuation Payments made to you for those weeks. In addition, the following will be deducted from your Salary Continuation Payments if received for the same weeks you are receiving Salary Continuation Payments: short-term disability (STD) and worker’s compensation benefits.

(e)            Acceleration of Payments upon a Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control (as defined in Section 6(b) of the Employment Agreement) after the effective date of this Agreement, then your employment shall be terminated as of the Change in Control and all remaining amounts payable to you (i) as an employee through the end of the Transition Period shall be accelerated and become due and payable upon the Change in Control, (ii) all remaining Salary Continuation Payments shall be accelerated and become due and payable upon the Change in Control, and (iii) all remaining amounts payable under the Consulting Agreement shall be accelerated and become due and payable upon the Change in Control, and a cash payment will be made to you upon such Change in Control unless if the Change in Control does not constitute a “change in control event” pursuant to Treas. Reg. §1.409A-3(i)(5)(i), then to the extent that the cash payment does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) then the payment shall be made in accordance with the Section 4(a) above; provided, however, that payments under Sections 4(a) of this Agreement are intended to qualify as short-term deferrals or otherwise be exempt from Code Section 409A; and if the Company reasonably determines that a payment under Sections 4(a) of this Agreement above does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4), or for the exclusion for separation pay due to an involuntary separation from service to the extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) and you are a Specified Employee (as defined below) as of the date of the Change in Control and termination, such payment to you may not be made before the date that is six (6) months after the date of your separation from service or, if earlier, the date of your death. Payments to which you would otherwise be entitled during the first six (6) months following the date of separation will be accumulated and paid on the first day of the seventh month following the date of termination. For purposes of this Agreement, “Specified Employee” has the meaning given in Code Section 409A and Treas. Reg. §1.409A-1(c)(i). The Company’s “specified employee identification date” (as described in Treas. Reg. §1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company’s “specified employee effective date” (as described in Treas. Reg. §1.409A-1(c)(i)(4)) will be February 1 of each succeeding year.

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5.            Employee Benefits.

(a)            The Company shall provide you with the opportunity to continue group medical and dental insurance coverage equivalent to that provided to senior officers of HYMC for a period of eighteen (18) months following the Termination Date (the “Salary Continuation Period”), pursuant to the terms of this Section 5(a). You and your dependents may make a timely election, effective as of the day after the Termination Date, to continue your group medical and dental coverage under Code Section 4980B (“COBRA”). If such a timely COBRA election is made, the Company will deduct from each Salary Continuation Payment an amount equal to the employee portion of the bi-weekly premium payable by similarly situated senior officers for such medical and dental coverage, to the extent you and your dependents remain eligible for COBRA continuation coverage, and the Company will directly pay such deducted amount, and any remaining premium, for such coverage. Any taxes required to be withheld for the portion of the bi-weekly premium for such COBRA continuation coverage that is payable by the Company will be withheld from Salary Continuation Payments. The Company’s payment of its share of the COBRA premiums described in this Section 5(a) is subject to the performance of your obligations pursuant to this Agreement, including, without limitation, pursuant to Section 12 hereof.

(b)            To the extent permitted under any of the Company’s benefit plans, the Company shall continue to provide and you shall continue to participate in any group accident insurance, short-term disability insurance, life insurance or long-term disability insurance coverage for a period of eighteen (18) months following the Termination Date. Immediately thereafter, any group accident insurance, short-term disability insurance, life insurance or long-term disability insurance coverage you have with the Company will terminate. To the extent such continuation of coverage is not permissible under any such benefit plan, your coverage under such plan will terminate as of the Termination Date and the Company shall pay to you an amount each month for a period of eighteen (18) months thereafter equal to the premium under such plan that the Company paid on your behalf for coverage under such plan immediately prior to the Termination Date (or $17.20 per month under the group accident insurance plan, $86.00 per month under the group life insurance plan and $206.25 per month under the group long-term disability plan), which the Company shall pay coincident with any payments you are scheduled to receive pursuant to Section 4(a) hereof.

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(c)            Notwithstanding anything to the contrary in Section 5(a) and/or Section 5(b) hereof, in the event that you receive or obtain benefits of the type described in Section 5(a) and/or Section 5(b) hereof from another employer, then the Company’s obligation to provide such benefits under this Agreement shall terminate. You hereby covenant and agree to promptly inform and notify HYMC in writing of your right to receive or obtain benefits of the type described in Section 5(a) and/or Section 5(b) hereof.

(d)            All amounts allocated to your 401(k) account are subject to the vesting and other terms of the 401(k) Plan, which shall not be deemed to have been modified by this Agreement; provided, however, that the Company acknowledges that your account is fully vested as of the date of this Agreement. You may receive a distribution of your account balance in the 401(k) Plan following the Termination Date. If your account balance in the 401(k) Plan is less than $5,000, it will be distributed automatically. For the avoidance of doubt, nothing herein shall adversely affect or modify your rights to payment of vested benefits under any qualified or non-qualified benefit plan of HYMC in which you were a participant.

(e)            The Company will pay the employer portion of payroll taxes, both Social Security and Medicare, related to the Salary Continuation Payments.

6.            Outstanding Equity Awards. As of the Termination Date, pursuant to equity award agreements made and entered into as of February 20, 2019 and amended as of May 29, 2020 (collectively, the “Equity Award Agreements”), you hold an aggregate of 54,018 vested restricted stock units (“RSUs”) consisting of the following: (i) 20,998 time-based RSUs vested on May 29, 2020; (ii) 23,098 time-based RSUs vested on June 1, 2020; (iii) 4,725 performance-based RSUs vested on May 29, 2020; and (iv) 5,197 performance-based RSUs vesting on June 1, 2020 (collectively, “Outstanding Equity Awards”). All of the Outstanding Equity Awards will convert into shares of HYMC Class A common stock on December 31, 2020 or such other date as is provided in the applicable Equity Award Agreement pursuant to which such awards were granted.

7.            Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement. You acknowledge and agree that as a condition to any and all payments under this Agreement and the vesting of equity awards, you shall continue to be bound in all respects to the terms and conditions of that certain Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement in the form attached hereto as Exhibit B (the “ENNNI Agreement”), which ENNNI Agreement was assigned to and assumed by the Company and that the ENNNI Agreement remains in effect as a legally valid and binding agreement between you and the Company on the date hereof (as amended pursuant to the Employment Agreement and as set forth below in this Section 7). You acknowledge and agree that the Company will not provide compensation and/or benefits set forth above if you do not comply with and continue to be bound by the terms of the ENNNI Agreement (as amended as set forth below in this Section 7). You acknowledge and agree that:

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(a)           You are, and will continue to be, bound by the terms of such ENNNI Agreement (as amended as set forth below in this Section 7) as assigned to and assumed by the Company;

(b)           the ENNNI Agreement shall continue in full force and effect after the date hereof, except as provided below:

(i)            “Confidential Information” under such agreement shall mean “all information disclosed to you or known to you, either directly or indirectly in writing, orally or by drawings or observation of parts or equipment, as a consequence of or through your employment with the Company, that is not generally known to the public or in the relevant trade or industry, about the Company's business, products, processes, services, investors and suppliers”; and

(ii)            The sections of the ENNNI Agreement entitled “No Solicitation of Executives”, “No Solicitation or Acceptance of Business from Customers or Business Partners”, and “Non-Competition”, and the applicable provisions thereunder, shall each be amended to apply to the term of employment and 24 months following your termination of employment with the Company, so long as you are receiving the Salary Continuation Payments pursuant to Section 4(a) hereof; provided, however, that notwithstanding the foregoing, if Salary Continuation Payments are terminated by the Company pursuant to a breach by you of the terms and conditions of this Agreement or the ENNNI Agreement, then the sections of the ENNNI Agreement entitled “No Solicitation of Executives”, “No Solicitation or Acceptance of Business from Customers or Business Partners”, and “Non-Competition”, and the applicable provisions thereunder, shall continue to apply following such termination of Salary Continuation Payments hereunder;

(c)           except as otherwise provided in Section 7(b) above, executing this Agreement does not change or alter your obligations under the ENNNI Agreement, including, without limitation, the obligations under Section 5 – Inventions (other than to update to expressly include patent applications files after the date of the ENNNI Agreement), Section 6 – No Solicitation of Employees, Section 7 – No Solicitation or Acceptance of Business from Customers or Business Partners, Section 8 – Non-Competition and Section 10 – Returning Personal Property and Confidential, Proprietary, or Trade Secret Information;

(d)           the continuing obligations under the ENNNI Agreement is supported by adequate and sufficient consideration, including but not limited to the consideration and payments under this Agreement; and

(e)           the terms of the ENNNI Agreement are incorporated herein by reference.

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8.             Release.

(a)            By executing this Agreement, effective upon the Termination Date, you hereby, on your own behalf and on behalf of your agents, representatives, assigns, heirs, executors and administrators (collectively, the “Employee Releasors”) fully and unconditionally release, remise, acquit and forever discharge each of HYMC, its subsidiary entities and, for the avoidance of doubt, any obligations, liabilities or claims relating to Hycroft Mining Corporation, and each of their respective officers, directors, stockholders, managers, members, agents, employees, consultants, independent contractors, attorneys, advisors, successors and assigns (collectively, the “Company Releasees”) from any and all claims, causes of action, charges, complaints, demands, costs, rights, losses, damages and other liability whatsoever, known or unknown (collectively, the “Claims”), which you have or may have against any Company Releasee arising on or prior to the date you execute this Agreement, including but not limited to any Claims arising under or in connection with your employment with, or termination of employment from, the Company or your relationship with HYMC and its subsidiary entities, dismissal, redundancy, wrongful termination, breach of contract, fraud, deceit, negligence, misrepresentation, defamation, disability, discrimination of any type, unlawful deduction from wages, breach of rights or entitlements under the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act of 1990, the United States Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. §1981, the laws of the state of Nevada and Colorado, the laws of the United States, and any workers’ compensation or disability claims or any other federal, state, local, foreign, common or other law, other than the Excluded Claims (as defined below). You further agree that you will not file or permit to be filed on your behalf any such Claim and represent and warrant that you have not instituted any such Claim or assigned or transferred any such Claim to any person or entity, in any manner, including by subrogation, operation of law or otherwise. Notwithstanding the preceding sentence or any other provision of this Agreement, this Agreement is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any Claim you believe you may have against any of HYMC or its subsidiary entities. However, by executing this Agreement, you hereby waive the right to recover in any proceeding you may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on your behalf. In addition, you agree to waive any rights you may have under any other agreement with any of HYMC or its subsidiary entities. Notwithstanding the preceding two sentences or any other provision hereof, this Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, and punitive damages. For purposes of this Agreement, the term “Excluded Claims” shall mean claims (i) to enforce any of your rights under or pursuant to this Agreement or any of the Equity Award Agreements, as amended hereby, (ii) for indemnification by HYMC arising under or in connection with your position as an officer and/or employee of HYMC, subject to your entitlement to indemnification under applicable law, the HYMC constating documents and the Indemnification Agreement dated as of May 29, 2020, (iii) any claims that may arise and relate to facts occurring after the Termination Date, and (iv) with respect to your employment with the Company prior to the Termination Date, claims for benefits accrued by and payable to you under the terms and conditions of any employee benefit plan of the Company in which you were a participant prior to your Termination Date and which remain due and payable in accordance with the terms of such plan, as in effect from time to time.

(b)            You recognize that the monies, benefits and treatment of equity awards set forth in this Agreement constitute consideration for the release set forth in Section 8 of this Agreement (the “Release”) and you agree that you will not seek anything further from any Company Releasee; provided, however, that nothing herein shall prevent you from exercising your rights solely in your capacity as a stockholder of the Company for claims arising after the date of this Agreement and where such rights as a stockholder are unrelated in any way to your prior employment by the Company. You recognize that you are bound by this Agreement and that anyone who succeeds to your rights and responsibilities, such as your heirs or the executor of your estate, is also bound. This Agreement is made for the benefit of the Company Releasees, including the individuals and entities collectively described herein, as well as all who succeed to their rights and responsibilities, such as the successors and assigns of the corporate entities, and the heirs and executors of the estates of the individuals collectively referred to herein as Company Releasees.

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(c)            By executing this Agreement, effective upon the Termination Date, the Company, on behalf of all of the Company Releasees, does hereby fully and unconditionally release, remise, acquit and forever discharge you and each of your agents, representatives, assigns, heirs, executors and administrators (the “Executive Releasees”) from any and all Claims which any of them have or may have against any of the Executive Releasees arising on or prior to the Termination Date, including but not limited to any Claims relating to the activities, services, actions, failures to act or any other such deeds, misdeeds or omissions whatsoever by you, or otherwise relating to you, not involving fraud, whether in your capacity as an employee, officer, director, stockholder or otherwise.

9.            Representation; Voluntary Execution. You are strongly encouraged to consult an attorney regarding this Agreement. You hereby acknowledge that you are entering into this Agreement voluntarily and, by your act of signing below, you agree to all of the terms and conditions of this Agreement and intend to be legally bound hereby.

10.          Acknowledgement of Your Rights to Consider and Revoke the Release. You understand, agree and acknowledge that:

(a)            you have been advised and encouraged by the Company to have this Agreement reviewed by legal counsel of your own choosing and you have been given ample time to do so prior to signing this Agreement;

(b)            you have been provided at least twenty one (21) days to consider this Agreement and to decide whether to agree to the terms contained herein, and voluntarily waived such time period;

(c)            you have the right to revoke the release set forth in Section 8 of this Agreement (the “Release”) during the seven (7) day period following the date you sign this Agreement (the “Revocation Period”) by giving written notice of such revocation to David S. Stone, legal counsel of the Company, on or prior to the seventh day after the date you sign this Agreement and, if you exercise your right to revoke the Release, you will forfeit your right to receive any of the Salary Continuation Payments;

(d)            No payments, other than those that may be required pursuant to Section 2 hereof, shall be paid to you until at least eight (8) days after you sign this Agreement and will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 10(c) hereof;

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(e)            The Company’s payments with respect to your COBRA premium provided herein will be paid only if you do not revoke the Release contained in this Agreement pursuant to Section 10(c) hereof; and

(f)            by signing this Agreement, you represent that you fully understand the terms and conditions of this Agreement and you intend to be legally bound by them.

11.          Press Release; No Detriment or Disparagement.

(a)            You and the Company shall mutually agree on the terms of a press release announcing your transition and succession.

(b)            You shall not (i) engage or intentionally cause or direct others to engage in any act detrimental to any of the Company or its subsidiary entities, any of their officers, partners, members, associates, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations or (ii) except as otherwise required by law, make or intentionally cause or direct others to make any written or oral statement that disparages or tends to disparage any of the Company or its subsidiary entities, any of their officers, partners, members, associates, employees, directors, managers, parents, subsidiaries, affiliates and related entities, and/or their business relations.

(c)            The Company shall not (i) engage or intentionally cause or direct others to engage in any act detrimental to you or your business relations or (ii) make or intentionally cause or direct others to make any written or oral statement that disparages or tends to disparage you or your business relations.

12.          Cooperation. You agree to fully cooperate with the Company and their attorneys in connection with the defense of any charge, investigation or litigation in which you have relevant facts or potentially relevant testimony. Should such a request be made while you are receiving payments for Consulting Services, you will not be further compensated for your time in connection with such cooperation, but to the extent possible, the Company and their agents will schedule time at your convenience. If such a request is made by the Company after we cease making payments for Consulting Services, you will be paid a reasonable rate, consistent with any statutes, rules, regulations or case law for any time you spend in such endeavor.

13.          Return of Property. On the Termination Date, you shall promptly deliver to the Company all electronic equipment, correspondence, drawings, blueprints, models, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning the Company’s operations, mining plans, metallurgical data, products or processes which contain any Confidential Information; provided, however, that you may retain your laptop computer and have the right to continue to access Company Confidential Information solely for the purpose of providing Consulting Services at the request of the Company.

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14.           Non-Admission. This Agreement does not constitute an admission by the Company that any action taken with respect to you was wrongful, unlawful or in violation of any local, state, or federal act, statute, constitution, or common law, and the Company specifically denies any such wrongdoing or violation. You shall not state or imply the contrary to any person or entity.

15.           Continuation of Restrictive Covenants. You hereby expressly acknowledge that the restrictive covenants of non-competition, nonsolicitation of employees and customers and confidentiality set forth in the ENNNI Agreement by which you are bound during the Salary Continuation Period or until such covenants and obligations expire, if at all, pursuant to their terms. In the event you materially breach any of such covenants, the Company’s obligations to make payments pursuant to the provisions of Sections 4 and 5 hereof shall be of no further force and effect and shall immediately cease.

16.           Withholding. All payments being made to you under this Agreement will be subject to withholding for federal income taxes and, where applicable, unemployment compensation and state, county and city taxes, and, withholding for the employee portion of Social Security and Medicare taxes.

17.           Section 409A Compliance.  With respect to any benefits provided under this Agreement that are subject to Section 409A, it is intended that the terms of this Agreement comply with the terms and conditions of Section 409A and the regulations and guidance promulgated thereunder and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  If any amount payable under this Agreement is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

18.           Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, the court will modify such provision to the minimum extent necessary to make such provision valid and enforceable or, if that is not possible, the court will strike such provision from this Agreement. The invalidity or unenforceability of any provision of this Agreement will not affect the force, effect, and validity of the remaining provisions of this Agreement; provided, however, that Section 8 of this Agreement shall be deemed to be an essential term of this Agreement and, to the extent such Section is deemed invalid or unenforceable, in whole or in part, the remainder of this Agreement will be enforceable, if at all, solely at HYMC’s option.

19.           Amendment. This Agreement cannot be amended, modified, waived, discharged or terminated, except in a writing signed both by you and a duly authorized representative of HYMC.

20.           Entire Agreement. This Agreement, collectively with the ENNNI Agreement, the Consulting Agreement and the equity award plans pursuant to which such equity awards were granted, and any qualified or non-qualified benefit plans of any of the Company in which you were a participant, contain the entire agreement between you and the Company with respect to the subject matter hereof and shall supersede all other prior and contemporaneous agreements and understandings with respect to such subject matter.

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21.           Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic signature), each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

22.           Governing Law and Forum for Disputes. The laws of the State of Colorado will govern the validity, interpretation, construction and performance of this Agreement, without regard to the conflict of laws principles thereof. Any action or proceeding against the parties relating in any way to this Agreement (a “Dispute”) must be brought and enforced in the courts of the State of Colorado, and the parties irrevocably (i) submit to the jurisdiction of such courts in respect of any such action or proceeding and (ii) waive any right to a trial by jury of any Dispute.

23.           Successors and Assigns. This Agreement shall be binding upon you and the Company and shall inure to the benefit of each such party and their successors and assigns, and shall be binding upon you, your heirs and personal representatives. None of your rights or obligations hereunder may be assigned or delegated, except that in the event of your death or disability, any of your rights hereunder shall be transferred to your estate or personal representative, as the case may be. The Company may assign any of their rights and obligations under this Agreement in whole or in part to affiliates of HYMC without your prior consent. Any entity into which any of the Company is merged, or with which the any of the Company is consolidated, or which acquires the business of the Company shall be deemed to be a successor of the Company for purposes hereof, as the case may be.

24.           Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail. If notice is delivered via email, notice shall be deemed given on the date that the notice is transmitted and written confirmation of such transmission is obtained. If notice is delivered via mail, notice shall be deemed given on the earlier of (a) the actual day of delivery or (b) the third day after the date of mailing. All notices shall be addressed to the intended recipient as set forth below (or to such other address as either party shall designate by notice in writing to the other):

If to the Company:

Hycroft Mining Holding Corporation

8181 E. Tufts Ave., Suite 510

Denver, CO 80237

Attn: Diane R. Garrett, Ph.D., President and CEO

Telephone Number: (303) 524-1947 (Office)

Email: dianegarrett@hycroftmining.com

With a copy to:

David S. Stone, Esq.

Neal, Gerber & Eisenberg LLP

2 North LaSalle Street

Suite 1700

Chicago, IL 60602

Telephone Number: (312) 269-8411

Email: dstone@nge.com

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If to Executive:

Stephen M. Jones

65 Royal Ann Drive

Greenwood Village, CO 80111

Telephone Number: (713) 927-7048

Email: stevemjones1@gmail.com

25.           Continued Indemnification. Nothing herein shall adversely affect your right to be indemnified by HYMC following the Termination Date for any claims made against you by third parties due to your position as a director, officer and employee of the Company. Additionally, the Company shall indemnify you to the fullest extent provided by applicable law against all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgements, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by you in connection with any proceeding brought against you related to your provision of Consulting Services to the Company.

26.           No Mitigation; No Offset. You shall be under no obligation to seek other employment and, except as expressly provided in this Agreement, there shall be no offset against amounts due to you under this Agreement on account of any compensation attributable to any subsequent employment that you may obtain.

[SIGNATURE PAGE TO FOLLOW]

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You may formally accept the terms of this Agreement by signing below and returning it to me.

Very truly yours,

Hycroft Mining Holding Corporation

By:	/s/ Jeffrey Stieber
Jeffrey Stieber
Vice President and Interim Chief Financial Officer

Autar Gold Corporation

By:	/s/ Jeffrey Stieber
Jeffrey Stieber
Vice President and Interim Chief Financial Officer

I acknowledge that I have read and understand and agree to all the terms of this Agreement and further acknowledge that I have had the opportunity to review it with an attorney.

Dated: September 8, 2020	By:	/s/ Stephen M. Jones
Stephen M. Jones

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EXHIBIT A
CONSULTING AGREEMENT

1

EXHIBIT B

ENNNI AGREEMENT

2